Exhibit 11







                                  PORTEC, Inc.

                   COMPUTATION OF NET INCOME PER COMMON SHARE





                                       Year Ended December 31,

                                 1995           1994           1993

Average shares outstanding     4,596,469      4,572,468      4,464,877*


Net income                    $2,898,000     $6,825,000     $4,696,000

Per share amount              $      .63     $     1.49     $     1.05*





*  Adjusted retroactively for 10% stock dividend paid in December 1994.